Exhibit 10.1

NOVOCURE LIMITED

Non-Employee Director Compensation Program

1. General. This Non-Employee Director Compensation Program (this “Program”) is adopted by the Board of Directors (the “Board”) of NovoCure Limited, a public limited company incorporated under the laws of Jersey, Channel Islands (the “Company”). For purposes of this Program, a “Non-Employee Director” shall mean a director of the Company who is not an employee of, or compensated consultant to, the Company or any of its subsidiaries.

2. Annual Cash Compensation. Each Non-Employee Director shall be entitled to an annual cash retainer fee of $45,000 (the “Annual Retainer”). In addition to the Annual Retainer payments, Non-Employee Directors will be entitled to an annual cash retainer of (a) $25,000 for serving as the chairperson of the Board’s Audit Committee (the “Audit Committee”), (b) $15,000 for serving as the chairperson of the Board’s Compensation Committee (the “Compensation Committee”), (c) $10,000 for serving as the chairperson of the Board’s Nominating and Governance Committee (the “Nominating Committee”), and (d) $25,000 for serving as the lead independent director of the Board. In addition to the Annual Retainer payments, Non-Employee Directors will be entitled to an annual cash retainer of (a) $15,000 for serving as a member of the Board’s Audit Committee, (b) $7,500 for serving as a member of the Compensation Committee, and (c) $5,000 for serving as a member of the Nominating Committee. The Annual Retainer, any annual retainer for serving as the chairperson of a committee and any annual retaining for serving as a member of a committee shall be pro-rated for any partial period of service. All cash compensation payable to Non-Employee Directors shall be payable in arrears on a quarterly basis within thirty days following the end of each fiscal quarter.

3.  Equity Awards to Non-Employee Directors. On the date of each annual meeting of the Company’s shareholders (“Annual Meeting”) or such other date duly authorized by the Compensation Committee or the Board, the Compensation Committee or the Board may consider a grant of equity award(s) under the Company’s 2015 Omnibus Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Plan”) consistent with the terms below.

Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board on or after the Effective Date shall be granted on (a) in case of appointment between the Annual Meetings, the last trading day of the month following such election or appointment or, if such date falls during a companywide closed trading window, then on the first day on which such trading window opens and (b) in case of election by shareholders at an Annual Meeting, the date of such Annual Meeting, a non-qualified share option (an “Initial Award”) under the Plan to purchase that number of shares to the Company’s ordinary shares such that the award has an aggregate Grant Date Fair Value of $667,000 (subject to rounding of shares to the nearest whole number).  No Non-Employee Director shall be granted more than one Initial Award. For purposes of this Program, “Grant Date Fair Value” shall mean the fair value of an award as of the date of grant as determined in accordance with ASC Topic 718, “Share-Based Payment”, using the Black-Scholes pricing model (or other acceptable valuation model as in use from time to time) and the valuation assumptions used by the Company in accounting for options as of such date of grant.

An Initial Award shall vest annually in equal installments over three years on the anniversary of the date of grant of such Initial Award (the “Grant Anniversary Date”), subject to the Non-Employee Director’s continued service to the Company; provided, however, that in the case of Initial Awards granted on the date of the Company’s Annual Meeting if a subsequent Annual Meeting is held prior to the Grant Anniversary Date, the annual vesting for such year shall occur the day immediately preceding the date of the Annual Meeting Date in such year, subject to the Non-Employee Director’s continued service to the Company on such date.

Annual Awards.  A Non-Employee Director who has served as a member of the Board for at least six months prior to the date of the Company’s annual meeting of shareholders shall be granted equity award(s) under the Plan consisting of non-qualified share options and/or restricted share units (collectively, the “Annual Awards”).  The Compensation Committee or the Board shall allocate 50% of the Grant Date Fair Value of the equity award to restricted share units and the remainder to non-qualified share options.  The total aggregate Grant Date Fair Value of the equity award(s) shall equal $345,000 (subject to rounding of shares to the nearest whole number).

Each Annual Award shall vest in full on the earlier of (a) Grant Anniversary Date or (b) the day immediately preceding the date of the next Annual Meeting, subject to the Non-Employee Director’s continued service to the Company.

Any equity awards made pursuant to this Program and then-outstanding shall vest in full immediately prior to a Change in Control (as defined in the Plan), subject to Non-Employee Director’s continued service to the Company on such date.

4. Effective Date. This Program shall be effective as of April 30, 2019 (the “Effective Date”).  The terms of this Program shall supersede any prior compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.

5. Expense Reimbursements. Each Non-Employee Director will be entitled to reimbursement for all reasonable and documented expenses incurred in the performance of his or her duties as a director of the Company pursuant to the terms of any applicable Company expense reimbursement policy that is in effect from time to time.

6. Program Subject to Amendment, Modification and Termination. This Program may be amended, modified or terminated by the Board or Compensation Committee at any time, or from time to time, in their sole discretion. No Non-Employee Director shall have any rights hereunder unless and until an Award (as defined in the Plan) is actually granted under the Plan. Without limiting the generality of the foregoing, the Board and Compensation Committee hereby expressly reserve the authority to terminate this Program during any year up and until the election of directors at a given Annual Meeting.

7. Taxes. The Company is not responsible for the tax consequences under federal, foreign, provincial, state or local law with respect to any compensation, fees, equity awards or other payments made pursuant to this Program.